Exhibit (c)(xiv)
Project Milos Tender Offer Considerations September 19, 2008

Project Milos Potential Tender Offer Outcomes Launch Tender Offer at $X per share < 90% Shares Tendered Waive 90% requirement Do not waive 90% requirement Majority of minority condition satisfied(1) > 90% Shares Tendered Accept Shares Tendered Do Not Accept Shares Tendered Rocket is required to do back-end Would leave a less liquid Milos stub Rocket has the option to re-initiate merger that satisfies either: outstanding, while allowing Rocket the special committee process or to increase its majority stake re-tender at any time in the future f Majority of minority test; or (or otherwise acquire shares to Rocket has the option to re-tender f IB “Average of Means” reach 90%) for the remaining shares at any valuation test time in the future (or otherwise Likely means that back end 10% acquire shares to reach 90%) would receive a higher price per Rocket can still engage with special share than the 90% that initially committee to pursue a squeeze-out tendered of stub equity f Majority of minority or IB valuation test continues to apply to stub equity subject to second-step transaction 2 (1) Requires that a minimum of 234.2 million shares tender, which would leave Rocket with at least a 77.8% interest in Milos

Project Milos

Key Tender Offer Considerations

Launching a tender offer prior to the adjuvant results would signal a floor price that Rocket is willing to pay even if adjuvant results are negative

Consequently, if adjuvant results are positive, Rocket will almost certainly have to increase its tender price

A tender offer should be accompanied by an assertive PR strategy that explains Rocket's position, access to Milos' business plan and repeated attempts to obtain feedback from the independent directors regarding their views of Milos' value

- Milos Trading Performance and Potential Pricing
  - During the year preceding Rocket's $89 offer per share, Milos stock generally traded in the mid-$70s, up to $82.50 on the trading day preceding the offer
  - Subsequent to the offer, Milos stock has traded between $88.35 and $99.14 per share, and currently trades at $89.60[1]
  - A compelling tender offer price would be above the current offer and most likely above current trading levels
    - Given current unprecedented market conditions, liquidity is at a significant premium
    - Could motivate long-term Milos shareholders to exit the stock without waiting for Milos independent directors to negotiate a higher price
    - Could satisfy merger arbs' desire for timely closure at an attractive price, given likely mid-$90's cost basis for shares acquired during the past two months

- Timing Considerations: Pre- vs. Post-Adjuvant Test Results
  - Launching a tender offer prior to the release of the expected November 2008 interim adjuvant results would signal a floor price that Rocket is willing to pay even if adjuvant results are negative
    - Consequently, if adjuvant results are positive, Rocket will almost certainly have to increase its tender price
  - If Rocket launches a tender offer after the November 2008 adjuvant results, it could avoid the aforementioned pricing signal and uncertainty

- PR Considerations
  - If Rocket decides to pursue a tender offer, Rocket should employ a PR strategy that explicitly communicates the following:
    - Rocket has met with representatives of the independent directors, described the rationale for its $89 per share offer, and solicited feedback regarding the independent directors' views on value
      - The independent directors have refused to provide guidance to Rocket regarding the drivers of a more optimistic view of Milos' value
    - Rocket's $89 offer is based on an analysis of the business plan that Milos provided to its board of directors, as well as Milos trading history
    - Rocket's more conservative views regarding the likely outcome of adjuvant November clinical trials, vis-à-vis research analysts/other industry observers

(1) Represents closing price as of 9/17/2008

Greenhill

3

Project Milos Merits and Considerations of Tender Offer Merits Considerations
Could provide a shorter time to close vis- A second-step transaction would be à-vis a negotiated transaction necessary and, unless Rocket owns 90% or more after the tender offer, likely result f May expedite transaction timeline by ~30 in a longer timeline days f Majority of minority or IB valuation test continues to apply to stub equity subject to Avoid process of negotiating with second-step transaction independent directors Signals to market Rocket’s commitment to consummating transaction May allow Rocket to acquire minority Milos shares at a lower price than via f May decrease credibility of walk-away threat negotiated transaction f Selling shareholders’ target price may be Less than 90% of Milos stock may be below independent directors’ target price tendered, which would require Rocket to re-initiate a process in order to acquire the stub equity Rocket could increase its majority stake in Milos, which would leave a small, less liquid public stub